EXHIBIT 23

                      INDEPENDENT AUDITORS' CONSENT


KPMG LLP  (Logo)
Certified Public Accountants

CityPlace II
Hartford, CT 06103-4103

                       Independent Auditors' Consent

The Board of Directors
MacDermid, Incorporated:


We consent to incorporation by reference in the Registration Statements (File No. 333-68535) on Form S-3 of MacDermid, Incorporated of our reports dated May 14, 1999, relating to the consolidated balance sheets of MacDermid, Incorporated and subsidiaries as of March 31, 1999 and 1998, and the related consolidated statements of earnings, comprehensive income, cash flows and changes in shareholders' equity and related schedule for each of the years in the three-year period ended March 31, 1999, which reports appear or are incorporated by reference in the March 31, 1999 annual report on Form
10-K of MacDermid, Incorporated.



/s/ KPMG LLP

June 21, 1999